UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ X ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

    The Goldman Sachs Group, Inc.
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   (Last)                           (First)             (Middle)

    85 Broad Street
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                                    (Street)

    New York,                        New York             10004
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   MFN Financial Corporation
   (MFNF)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4. Statement for Month/Year

   March/2002
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [ X ]   Other (specify below)


                          Former 10% Owner
               -------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [   ] Form filed by One Reporting Person
   [ X ] Form filed by More than One Reporting Person

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

====================================================================================================================================
                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
====================================================================================================================================
                                    |            |            |                                |              |6.       |          |
                                    |            |            | 4.                             |5.            |Owner-   |          |
                                    |            |            | Securities Acquired (A) or     |Amount of     |ship     |          |
                                    |            | 3.         | Disposed of (D)                |Securities    |Form:    |7.        |
                                    |2.          | Transaction| (Instr. 3, 4 and 5)            |Beneficially  |Direct   |Nature of |
                                    |Transaction | Code       | -------------------------------|Owned at End  |(D) or   |Indirect  |
1.                                  |Date        | (Instr. 8) |               | (A) |          |of Month      |Indirect |Beneficial|
Title of Security                   |(Month/Day/ | -----------|     Amount    | or  |  Price   |(Instr. 3     |(I)      |Ownership |
(Instr. 3)                          |Year)       |  Code  | V |               | (D) |          |and 4)        |(Instr.4)|(Instr. 4)|
-----------------------------------------------------------------------------------------------------------------------------------|
                                    |            |        |   |               |     |          |              |         |          |
Common Stock                        |  3/11/02   |  J(01) |   |   1,737,314   | D   |    01    |      -0-     |   02    |    02    |
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 4 (continued)

====================================================================================================================================
                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
====================================================================================================================================

               |        |        |       |              |                 |                       |        |9.       |10.   |      |
               |        |        |       |              |                 |                       |        |Number   |Owner-|      |
               |        |        |       |              |                 |                       |        |of       |ship  |      |
               |2.      |        |       |              |                 |                       |        |Deriv-   |of    |      |
               |Conver- |        |       | 5.           |                 |7.                     |        |ative    |Deriv-|11.   |
               |sion    |        |       | Number of    |                 |Title and Amount       |        |Secur-   |ative |Nature|
               |or      |        |       | Derivative   |6.               |of Underlying          |8.      |ities    |Secur-|of    |
               |Exer-   |        |4.     | Securities   |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
               |cise    |3.      |Trans- | Acquired (A) |Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
               |Price   |Trans-  |action | or Disposed  |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.             |of      |action  |Code   | of (D)       |(Month/Day/Year) |             |Amount   |ative   |at End   |In-   |ficial|
Title of       |Deriv-  |Date    |(Instr | (Instr. 3,   |-----------------|             |or       |Secur-  |of       |direct|Owner-|
Derivative     |ative   |(Month/ |8)     | 4 and 5)     |Date    |Expira- |             |Number   |ity     |Month    |(I)   |ship  |
Security       |Secur-  |Day/    |------ | ------------ |Exer-   |tion    |             |of       |(Instr. |(Instr.  |(Instr|(Instr|
(Instr. 3)     |ity     |Year)   |Code |V|  (A)  | (D)  |cisable |Date    |Title        |Shares   |5)      |4)       |4)    |4)    |
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
Series A       |        |        |     | |       |      |        |        |             |         |        |         |      |      |
Common Stock   |        |        |     | |       |      |        |        |             |         |        |         |      |      |
Warrants (right|        |        |     | |       |      |        |        |             |         |        |         |      |      |
to buy)        | $15.34 |        |     | |       |      |Immed.  |03/23/02|     01      |   01    |        |   01    |  02  |  02  |
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Series B       |        |        |     | |       |      |        |        |             |         |        |         |      |      |
Common Stock   |        |        |     | |       |      |        |        |             |         |        |         |      |      |
Warrants (right|        |        |     | |       |      |        |        |             |         |        |         |      |      |
to buy)        | $21.81 |        |     | |       |      |Immed.  |03/23/03|     01      |   01    |        |   01    |  02  |  02  |
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Series C       |        |        |     | |       |      |        |        |             |         |        |         |      |      |
Common Stock   |        |        |     | |       |      |        |        |             |         |        |         |      |      |
Warrants (right|        |        |     | |       |      |        |        |             |         |        |         |      |      |
to buy)        | $28.27 |        |     | |       |      |Immed.  |03/23/04|     01      |   01    |        |   01    |  02  |  02  |
====================================================================================================================================

Instruction 4(b)(v) list of other Reporting Persons:

This statement is being filed by Goldman, Sachs & Co. ("Goldman Sachs") and The Goldman Sachs Group, Inc. ("GS Group" and, together with Goldman Sachs, the "Reporting Persons"). The principal business address of each of Goldman Sachs and GS Group is 85 Broad Street, New York, New York, 10004.

Explanation of Responses:

01: Pursuant to the Agreement and Plan of Merger Among Consumer Portfolio Services, Inc., CPS Mergersub, Inc. and MFN Financial Corporation dated as of November 18, 2001, and upon completion of the merger, each outstanding share of MFN Financial Corporation (the "Company") common stock was converted into the right to receive $10.00 in cash. The Company's Series A, B and C Warrants remain outstanding after the merger, and holders of these warrants have the right to receive the merger consideration of $10.00 upon exercise of the warrants.

02: The securities reported herein are beneficially owned directly by Goldman Sachs and may be deemed to be beneficially owned indirectly by GS Group. Goldman Sachs is an indirect wholly-owned subsidiary of GS Group. The shares previously reported as owned by The Hull Group, L.L.C. ("Hull"), a wholly-owned subsidiary of GS Group, were owned by Hull Transaction Services, L.L.C. ("HTS"), a wholly-owned subsidiary of Hull. In connection with the liquidation of HTS, these securities were transferred to Goldman Sachs.


**Signatures:

THE GOLDMAN SACHS GROUP, INC.


By:  s/ Roger S. Begelman
     ------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


GOLDMAN, SACHS & CO.


By:  s/ Roger S. Begelman
     ------------------------
     Name:     Roger S. Begelman
     Title:    Attorney-in-fact


Date:     April 10, 2002




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.